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                                                                    EXHIBIT 12.1


                             EARLE M. JORGENSEN COMPANY

                          STATEMENT OF COMPUTATION OF RATIO
                            OF EARNINGS TO FIXED CHARGES
                               (DOLLARS IN THOUSANDS)


                                                                         YEAR ENDED MARCH 31,
                                                           -------------------------------------------------
                                                               2000               1999             1998
                                                           --------------     -------------    -------------
Income before income taxes                                   $25,796             $26,028         $ 25,708

Fixed charges to be added back to earnings:
   Interest and debt expense                                  42,231              41,751           41,521
   Rentals (one-third of all rent and related costs
     charged to income)                                        5,524               5,381            5,804
                                                           --------------     -------------    -------------

     Total fixed charges                                      47,755              47,132           47,325
                                                           --------------     -------------    -------------

Earnings before income taxes and fixed charges               $73,551             $73,160         $ 73,033
                                                           ==============     =============    =============


Ratio of earnings to fixed charges                              1.54                1.55             1.54
                                                           ==============     =============    =============